UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2012

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2012, our Compensation Committee considered equity compensation matters in connection with 2011 financial and operational results, and in connection therewith granted restricted stock awards totaling 50,000 shares of common stock under our 2009 Restricted Stock/Unit Plan (the “Restricted Stock Plan”) to our executive officers based upon the closing price of our common stock on January 25, 2012 of $14.89 per share. The following table summarizes the restricted stock award grants made to the executive officers.

Name	Dollar Value of the Award	Number of Restricted Shares Awarded
Stephen C. Taylor, Chief Executive Officer & President	$297,800	20,000
James R. Hazlett, Vice President – Technical Services	$148,900	10,000
G. Larry Lawrence, Chief Financial Officer	$148,900	10,000

The restricted shares issued to Messrs. Hazlett and Lawrence vest in annual one-third installments beginning on January 25, 2013, with Mr. Taylor’s restricted shares subject to a one year vesting requirement. All of the restricted shares are subject to acceleration (an “Acceleration Event”) and will immediately vest in the case of (i) death, disability, or retirement of the recipient employee, or (ii) a change of control in the Company, as set forth in the Restricted Stock Plan.

Also on January 25, 2012, the Compensation Committee conducted its annual review of our President and Chief Executive Officer, Stephen C. Taylor. In connection with that review, the Committee increased the base salary of Mr. Taylor from $363,000 to $417,500. Mr. Taylor is employed pursuant to an employment agreement entered into on October 25, 2008. No other changes were made to the terms of Mr. Taylor’s employment agreement, which was summarized in our Report on Form 8-K filed with the SEC on October 30, 2008, and filed as an exhibit thereto. In addition, pursuant to the terms of Mr. Taylor’s employment agreement, the Company granted Mr. Taylor restricted stock awards totaling 30,000 shares of our common stock pursuant to the Restricted Stock Plan. All 30,000 of the restricted shares are subject to a one year vesting requirement, subject to an Acceleration Event noted above.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: January 30, 2012
	By:	/s/ Stephen C. Taylor

Stephen C. Taylor, President & Chief Executive Officer

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